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WILLKIE FARR & GALLAGHER                                 787 Seventh Avenue
                                                         New York, NY 10019-6099

                                                         212 728 8000
                                                         Fax: 212 728 8111

May 14, 2002

Credit Suisse Short Duration Bond Fund
466 Lexington Avenue
New York, New York  10017-3147

Ladies and Gentlemen:

We have acted as counsel to Credit Suisse Short Duration Bond Fund (the "Fund"), a business trust organized under the laws of the State of Delaware, in connection with the establishment of the trust and the preparation of a registration statement on Form N-1A covering the offer and sale of shares of beneficial interest of the Fund (the "Shares"), which are designated "Class A Shares."

We have examined copies of the Certificate of Trust, Trust Instrument and By-Laws of the Fund, as amended, the Fund's prospectus and statement of additional information (the "Statement of Additional Information") included in its Registration Statement on Form N-1A (Securities Act File No. 333-81992 and Investment Company Act File No. 811-21032) (as amended, the "Registration Statement"), all resolutions adopted by the Fund's Board of Trustees (the "Board") at its organizational meeting held on February 12, 2002, consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that:

          1. The Fund has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act, 12 Del. C. Sections 3801 ET SEQ.

          2. The Shares of the Fund have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

  NEW YORK    WASHINGTON, DC    PARIS    LONDON    MILAN    ROME    FRANKFURT
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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters involving the application of the laws of the State of Delaware, we have relied solely on the opinion of Richards, Layton & Finger, P.A., and our opinion is subject to the assumptions and limitations set forth therein.

Very truly yours,

/s/ Willkie Farr & Gallagher